Ratio of Earnings to Fixed Charges:

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                                                           Three Months Ended
(in thousands)                                                    March 31,
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                                                            2000           1999
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  1. Income before taxes                                   $27,115       $11,214
  2. Fixed charges:
     a.  Interest expense                                  $63,750       $55,947
     b.  Interest component of rent expense                    771           670
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     c.  Total fixed charges (line 2a.+ line 2b.)           64,521        56,617
     d.  Interest on deposits                               46,265        43,989
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     e.  Fixed charges excluding interest on
          deposits (line 2c.-line 2d.)                     $18,256       $12,628
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  3. Income before taxes plus fixed charges:
     a.   Including interest on deposits                   $91,636       $67,831
                (line 1.+ line 2c.)
     b.   Excluding interest on deposits                    45,371        23,842
                (line 1.+ line 2e.)
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  4. Ratio of earnings to fixed charges:
     a.   Including interest on deposits
                (line 3a. divided by line 2c.)               1.42x         1.20x
     b.   Excluding interest on deposits
                (line 3b. divided by line 2e.)               2.49x         1.89x
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